Exhibit 10(T)
The Goodrich Corporation Management Incentive Program is not currently set forth in a formal plan document. The following is a written description of the terms and conditions of the program as in effect on December 31, 2005.
Purpose
The Goodrich Corporation Management Incentive Program (the “Program”) has been established to provide opportunities to certain key employees to receive incentive compensation as a reward for high levels of personal performance above the ordinary performance standards compensated by base salary, and for their contributions to strong performance of the Company. The Program is designed to provide competitive awards when relevant performance objectives are achieved and reduced or no awards when such objectives are not achieved.
Eligibility
Participation in the Program will be limited to those key employees that have the potential to influence significantly and positively the performance of the Company or the business unit to which they are assigned. Participants will be selected by management annually. Inclusion of a key employee as a Participant does not, however, assure that an incentive award will be paid to the Participant for the year since actual awards are determined at the sole discretion of the Compensation Committee of the Board of Directors (the “Committee”).
To be eligible for participation in a Program Year (as defined below), a key employee must have assumed the duties of an incentive-eligible position and have been selected for participation in the Program by September 30 of that Program Year. To receive an award, the Participant must remain employed by the Company through December 15 of the Program Year, subject to the Change in Control provisions described below.
Incentive Categories
Each year the Committee will assign each Participant to an incentive category based on organizational level and potential impact on important Company or business unit results. The incentive categories define the target level of incentive opportunity, stated as a percentage of salary as determined by the Committee, that will be available to the Participant if the Company’s target performance levels are met for the Program Year (the “Target Incentive Amount”).
Maximum and Threshold Awards
Each Participant will be assigned maximum and threshold award levels. Maximum award levels represent the maximum amount of incentive award that may be paid to a Participant for a Program Year. Threshold award level represents the level above which an incentive award will

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be paid to a Participant. Performance at or below threshold level will earn no incentive payments. Each Participant’s maximum award level will be 200% of his or her Target Incentive Amount.
Performance Measures
Performance measures that may be used under the Program shall be based upon one or more or the following criteria: operating income; net income; earnings (including earnings before interest, taxes, depreciation and/or amortization); earnings per share; sales; costs; profitability of an identifiable business unit or product; maintenance or improvement of profit margins; cost reduction goals; operating cash flow; free cash flow (operating cash flow less capital expenditures); working capital; improvements in capital structure; debt reduction; credit ratings; return on assets; return on equity; return on invested capital; stock price; total shareholder return; completion of joint ventures, divestitures, acquisitions or other corporate transactions; new business or expansion of customers or clients; strategic plan development and implementation; succession plan development and implementation; customer satisfaction indicators; employee metrics; or other objective individual or team goals.
The performance measures may relate to the Company, on an absolute basis and/or relative to one or more peer group companies or indices, or to a particular Participant, subsidiary, division or operating unit, or any combination of the foregoing, all as the Committee shall determine. In addition, the Committee may adjust, modify or amend the above criteria, either in establishing any performance measure or in determining the extent to which any performance measure has been achieved. Without limiting the generality of the foregoing, the Committee shall have the authority, at the time it establishes the performance measures for the applicable Program Year, to make equitable adjustments in the criteria in recognition of unusual or non-recurring events, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a business or related to a change in accounting principles, or as the Committee determines to be appropriate to reflect a true measurement of the performance of the Company or any subsidiary, division or operating unit, as applicable, and to otherwise satisfy the objectives of the Program.
Partial Program Year Participation
Subject to the Change in Control provisions described below, incentive awards to Participants who terminate during the Program Year for reasons of death or disability or at a time when eligible for normal or early retirement will be calculated as specified above and will be paid pro rata based on a fraction, the numerator of which is the number of full and partial months of the Program Year during which the Participant was employed by the Company, and the denominator of which is the total number of months in the Program Year. Subject to the Change in Control provisions described below, Participants who terminate prior to December 15 of a Program Year for reasons other than death, disability, or normal or early retirement will receive no incentive award payments for such Program Year.

Performance Goals
The Committee will designate, prior to or within 90 days of the beginning of each Program Year:
•	The incentive category and percentage of salary for each Participant to determine his or her Target Incentive Amount:
•	The performance measures and calculation methods to be used for the Program Year for each Participant;
•	A schedule for each performance measure relating achievement levels for the performance measure to incentive award levels as a percentage of Participants’ Target Incentive Amounts; and
•	The relative weightings of the performance measures for the Program Year.
Performance Certification
As soon as practicable following the end of each Program Year, the Committee will certify the performance with respect to each performance measure used in that Program Year.
Award Calculation and Payment
Individual incentive awards will be calculated and paid as soon as practicable following the Committee’s certification of performance for each Program Year. The amount of a Participant’s incentive award to be paid based on each individual performance measure will be calculated based on the following formula (the “Formula”).

Participant’s	x	Participant’s Target	x	Percentage of target
salary		Incentive Amount		award to be paid for
achievement against
performance measure

x	Relative weighting of	=	Amount of incentive
	performance measure		award based on
performance measure
The incentive amounts to be paid to the Participant based on each performance measure will be summed to arrive at the Participant’s total incentive award payment for the Program Year.
Payment upon Change In Control
Anything to the contrary notwithstanding, within five days following the occurrence of a Change in Control, the Company shall pay to each Participant an interim lump-sum cash payment (the

“Interim Payment”) with respect to his or her participation in the Program. The amount of the Interim Payment shall equal the product of (x) the number of months, including fractional months, that have elapsed until the occurrence of the Change in Control in the calendar year in which the Change of Control occurs and (y) one-twelfth of the greater of (i) the amount most recently paid to each Participant for a full calendar year under the Program , or (ii) the Target Incentive Amount for each Participant in effect prior to the Change in Control for the calendar year in which the Change in Control occurs, under the Program. The Interim Payment shall not reduce the obligation of the Company to make a final payment under the terms of the Program, but any Interim Payment made shall be offset against any later payment required under the terms of the Program for the calendar year in which a Change in Control occurs. Notwithstanding the foregoing, in no event shall any Participant be required to refund to the Company, or have offset against any other payment due any Participant from or on behalf of the Company, all or any portion of the Interim Payment.
For purposes of the Program, a Change in Control shall mean
     (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company (other than by exercise of a conversion privilege), (B) any acquisition by the Company or any of its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (D) any acquisition by any corporation with respect to which, following such acquisition, more than 70% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or
     (ii) During any period of two consecutive years, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the beginning of such period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

     (iii) Consummation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or
     (iv) Consummation of (A) a complete liquidation or dissolution of the Company or (B) a sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, more than 70% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.
Program Year
The Program Year shall be the fiscal year of the Company.
Program Administration
The Program will be administered by the Committee. The Committee is empowered to set preestablished performance targets, measure the results and determine the amounts payable according to the Formula. The Committee retains discretionary authority to reduce or increase +the amount of compensation that would otherwise be payable to the Participants if the goals are attained. The Committee is authorized to interpret the Program, to establish, amend and rescind any rules and regulations relating to the Program, and to make any other determinations that it deems necessary or desirable for the administration of the Program. The Board of Directors or the Committee may amend, alter or terminate the Program; provided, however, that any such amendments shall comply with the applicable requirements for exemption (to the extent necessary) under Section 162(m) of the Internal Revenue Code.

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